                                  EXHIBIT 2.5

                        SUPPLEMENT TO OFFER TO PURCHASE

                                 USTRAILS INC.

                    HAS INCREASED THE PURCHASE PRICE OF ITS
                          OFFER TO PURCHASE FOR CASH

                 UP TO $20,161,000 AGGREGATE PRINCIPAL AMOUNT

                                      OF

USTRAILS INC. 12% SECURED NOTES DUE 1998 AND ADDITIONAL SERIES 12% SECURED NOTES
                                   DUE 1998

    TO $780, PLUS $60 ACCRUED INTEREST THROUGH JULY 15, 1996, PER $1,000 OF
                               PRINCIPAL AMOUNT


- --------------------------------------------------------------------------------
                   THIS OFFER AND THE WITHDRAWAL RIGHTS WITH

      RESPECT HERETO HAVE BEEN EXTENDED TO 12:00 MIDNIGHT, EASTERN TIME,

               ON FRIDAY, JULY 5, 1996, UNLESS FURTHER EXTENDED.
- --------------------------------------------------------------------------------

     Secured Noteholders who have previously tendered Secured Notes and not validly withdrawn the Secured Notes and who wish to have the tendered Secured Notes purchased pursuant to this Offer need not take any further action, except for complying with the procedure for guaranteed delivery if that procedure is being used.

     Any Secured Noteholder desiring to tender all or some of its Secured Notes should complete and sign the Letter of Transmittal in accordance with the instructions therein and in the Offer to Purchase, dated June 5, 1996 (the "Offer to Purchase"), of USTrails Inc. and deliver it along with the certificates for such Secured Notes and any other required documents to the Depositary at one of the addresses set forth on the back cover of this Supplement to Offer to Purchase (this "Supplement"). Alternatively, a financial institution may be able to tender its Secured Notes pursuant to the book-entry transfer procedures set forth in the Offer to Purchase. If a Secured Noteholder cannot comply with such procedures, it may tender its Secured Notes through the guaranteed delivery procedures set forth in the Offer to Purchase. A holder of Secured Notes registered in the name of a bank, broker, custodian, fiduciary, nominee, securities dealer, trust company, or other person must contact such person if it desires to tender its Secured Notes and request such other person to effect the transaction on its behalf. Tendering Secured Noteholders may use the Letter of Transmittal and Notice of Guaranteed Deliver previously distributed to Secured Noteholders with the Offer to Purchase or the Letter of Transmittal and Notice of Guaranteed Deliver included with this Supplement.

     This Offer is being made in connection with the Company's proposed restructuring of the outstanding debt represented by the Secured Notes. If the Company's attempt to restructure is unsuccessful, the Company may seek relief under the United States Bankruptcy Code or attempt to operate at significantly reduced levels, either of which the Company believes will materially adversely affect its ongoing operations and asset recoveries.

                                                  (cover continued on next page)

                          ___________________________

     NEITHER THIS OFFER NOR THE RESTRUCTURING TRANSACTION HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY NOR HAS THE COMMISSION OR ANY SUCH AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THIS OFFER OR THE RESTRUCTURING TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                          ___________________________

                    The Information Agent for this Offer is:

                             HILL & KNOWLTON, INC.

June 21, 1996



     The Company has proposed that certain Secured Noteholders exchange all Secured Notes held by them for a combination of cash and newly issued debt and equity securities of the Company. Each Secured Noteholder participating in the Exchange Offer will be required as a condition of the exchange to agree not to tender its Secured Notes pursuant to this Offer but only to exchange them pursuant to the Exchange Offer.

     Consummation of this Offer is conditioned upon, among other things, (i) there being validly tendered pursuant to this Offer and not withdrawn prior to the Expiration Date not less than $13,000,000 (approximately 12.8%) in aggregate principal amount of Secured Notes, (ii) the exchange by Exchanging Noteholders of Secured Notes representing at least $81,300,000 (approximately 80.1%) in aggregate principal amount of Secured Notes for cash and newly issued debt and equity securities of the Company pursuant to the Exchange Offer and (iii) receipt by the Company of senior secured financing on terms acceptable to it that, with the Company's available cash, is sufficient to purchase the Secured Notes tendered pursuant to this Offer, to consummate the Exchange Offer and to redeem all untendered or unexchanged Secured Notes as contemplated by the Restructuring Transaction. This Offer is also subject to other terms and conditions. See "Certain Conditions of the Offer" in the Offer to Purchase.

     Questions and requests for assistance and additional copies of this Supplement, the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Supplement.

                                  INTRODUCTION

     The following information amends and supplements the information contained in the Offer to Purchase, dated June 5, 1996, of USTrails Inc., a Nevada corporation (the "Company"). The Company is now offering, upon the terms and conditions set forth herein, in the Offer to Purchase and in the related Letter of Transmittal, to purchase for cash up to $20,161,000 aggregate principal amount of its 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 (collectively, the "Secured Notes") that are validly tendered and not withdrawn prior to the Expiration Date for a purchase price of $780 per $1,000 of principal amount (the "Purchase Price"), plus $60 accrued interest through July 15, 1996. Interest through July 15, 1996 will be paid to holders of record of the Secured Notes as of July 1, 1996. If any Secured Note is transferred after July 1, 1996, no interest will be paid to the transferee. This offer (this "Offer") is subject to the terms and conditions set forth in the Offer to Purchase, this Supplement, and in the related Letter of Transmittal (the "Letter of Transmittal"). The Offer and the withdrawal rights with respect thereto have been extended to 12:00 midnight, Eastern Time, on Friday, July 5, 1996, or if further extended, the time and date to which the Company has extended this Offer. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Offer to Purchase.

     QUESTIONS AND REQUESTS FOR ASSISTANCE AND ADDITIONAL COPIES OF THIS SUPPLEMENT, THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS SUPPLEMENT. SECURED NOTEHOLDERS ARE URGED TO READ THIS SUPPLEMENT, THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING TO TENDER THEIR SECURED NOTES.

INCREASED CONSIDERATION

     In addition to increasing the Purchase Price to $780 per $1,000 of principal amount, plus $60 accrued interest through July 15, 1996, the Board of Directors has modified the Exchange Consideration such that Exchanging Noteholders will receive $400 in cash, $492 in principal amount of Senior Subordinated PIK Notes and 45 shares of the Company's Common Stock for each $1,000 in principal amount of Secured Notes. Junior Subordinated PIK Notes have been excluded from the Exchange Consideration. The following table summarizes the consideration to be received by Tendering Noteholders and by Exchanging Noteholders, in each case per $1,000 in principal amount of Secured Notes, pursuant to the modified terms of the Restructuring Transaction approved by the Board of Directors.

     -------------------------------------------------------------------------
                                           TENDERING              EXCHANGING
            CONSIDERATION                 NOTEHOLDERS            NOTEHOLDERS
            -------------                 -----------            -----------
     Cash                                   $780.00                $400.00
     Accrued interest in cash               $ 60.00                $ 60.00
                                            -------                -------
     Total cash                             $840.00                $460.00

     Principal amount of Senior Subordinated
     PIK Notes                                                     $492.00

     Common Stock                                                  45 shares
     -------------------------------------------------------------------------

STEERING COMMITTEE ENDORSEMENT/ NOTEHOLDER SUPPORT

     The Steering Committee has endorsed the modified terms of the Restructuring Transaction. To date, Secured Noteholders, including CM Strategic, SC Fundamental, IAT Reinsurance Syndicate, Ltd., Post Advisory Group, and Third Avenue Fund and other affiliates and associates of Martin J. Whitman, which hold $64.8 million in principal amount of Secured Notes (representing 64% of the Secured Notes outstanding), have advised the Company that they intend to exchange their Secured Notes in the modified Exchange Offer. However, pending announcement of the terms of the modified Restructuring Transaction, certain potential Exchanging Noteholders have not yet been contacted regarding the modified terms of the Exchange Offer.

SUMMARY CAPITALIZATION

     The following table summarizes the capital structure of the Company as of June 30, 1996 (i) estimated without consummation of the Restructuring Transaction and (ii) pro forma for the consummation of the modified Restructuring Transaction, assuming receipt of the Senior Secured Credit Facility and satisfaction of the Minimum Exchange Condition and Minimum Tender Condition.

                                                  AS OF JUNE 30, 1996
                                                (DOLLARS IN THOUSANDS)
                                          ----------------------------------
                                                ESTIMATED     PRO FORMA
                                               -----------  -----------
     Cash                                      $    33,380   $     5,125
                                               ===========   ===========
     Secured Notes, gross                          101,461
        Debt discount                               (7,096)
                                               -----------
     Secured Notes, net                             94,365
     Senior Secured Credit Facility                               30,000
     Other mortgages                                   940           940
     Senior Subordinated PIK Notes                                40,000
     Deferred gain on exchange to be
      classified as additional subordinated
        debt under FAS 15                                          2,054

     Total debt                                $    95,305   $    72,994
                                               ===========   ===========
     Shares of Common Stock outstanding (1)      3,702,726     7,361,226

_______________________
(1) Does not include warrants to purchase 484,835 and 10,087 shares of Common Stock at $4.24 and $1.62 per share, respectively, and options to purchase 305,000 shares of Common Stock under the Company's stock option plans at various prices.

SOLICITING DEALERS

     The Company will pay to a Soliciting Dealer (as defined herein) a solicitation fee of $15 per $1,000 aggregate amount of Secured Notes validly tendered and accepted pursuant to this Offer. A "Soliciting Dealer" includes any of the following which has solicited and obtained a tender pursuant to this
Offer: (i) any broker or dealer in securities who is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. ("NASD"); (ii) any foreign broker or dealer not eligible for membership in the NASD who agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member; or (iii) any bank or trust company. No such fee shall be payable to a Soliciting Dealer in respect of Secured Notes registered in the name of such Soliciting Dealer unless such Secured Notes are held by such Soliciting Dealer as nominee and such Secured Notes are being tendered for the benefit of one or more beneficial owners identified on the Letter of Transmittal or on the Notice of Solicited Tenders (included in the materials provided to brokers and dealers).

     If tendered Secured Notes are being delivered with a Letter of Transmittal, the Letter of Transmittal must designate the Soliciting Dealer as such in the box captioned "Solicited Tenders." If tendered Secured Notes are being delivered by book-entry transfer made to an account maintained by the Depositary, the Soliciting Dealer must return a Notice of Solicited Tenders to the Depositary within three Business Days after the Expiration Date in order to receive a solicitation fee. No solicitation fee shall be payable to the Soliciting Dealer with respect to the tender of Secured Notes by the holder of record, for the benefit of the beneficial owner, unless the beneficial owner has designated the Soliciting Dealer as such.

EFFECT OF UNSUCCESSFUL RESTRUCTURING

     If the Company's attempt to restructure is unsuccessful, management believes that the resources available to the Company may be insufficient both to meet the continuing operating needs of the Company in accordance with the Business Plan and to make the mandatory sinking fund and interest payments due on July 15, 1996. Under the terms of the Indenture, if the Company fails to make a payment of principal or interest or defaults under the financial covenants, it is prohibited from making withdrawals from its cash accounts except for a one-time withdrawal of up to $5 million, which would be insufficient to meet the business needs of the Company during the summer season, the period of highest demand for working capital. Under such circumstances the Company may seek relief under the United States Bankruptcy Code or attempt to operate at significantly reduced levels and recapitalize or reorganize at a later date. The Company believes that its ongoing operations, particularly collections of contracts receivable and membership dues and sales efforts, will be materially adversely affected by either the commencement of bankruptcy proceedings or continued operations at significantly reduced levels. As a result, there can be no assurance that a bankruptcy reorganization or a later recapitalization or reorganization would not be significantly less favorable to the Secured Noteholders than the proposed Restructuring Transaction.

                           BACKGROUND TO THIS OFFER

EVENTS LEADING TO RESTRUCTURING

     The discussion set forth in this subsection of the Offer to Purchase is hereby supplemented as follows:

     Subsequent to commencement of this Offer on June 5, 1996 (the "Commencement Date"), the Company and CIBC Wood Gundy continued to meet with representatives of the Steering Committee, CM Strategic and other potential Exchanging Noteholders to discuss the Exchange Consideration. The Company has also evaluated the response of the Secured Noteholders to this Offer.

     On June 18, 1996, the Special Committee met to consider the terms of the Restructuring Transaction and the continuing discussions with the Steering Committee and other potential Exchanging Noteholders. At the meeting, CIBC Wood Gundy indicated that, based on its discussion with potential Exchanging Noteholders, the Restructuring Transaction would be perceived more favorably by the Secured Noteholders if the principal amount of the Senior Subordinated PIK Notes and the number of shares of Common Stock to be received by Exchanging Noteholders were increased, the Junior Subordinated PIK Notes eliminated from the Exchange Consideration and the Purchase Price increased. The Special Committee then discussed with Mr. Boas, among other things, the position of CM Strategic with respect to modified terms of the Restructuring Transaction. After Mr. Boas and representatives of CIBC Wood Gundy departed, the Special Committee discussed CIBC Wood Gundy's presentation with management and RPR and received management's recommendations as to modified terms of the Restructuring Transaction. The Special Committee preliminarily determined to modify the Exchange Consideration to increase the aggregate amount of Senior Subordinated PIK Notes and the number of shares of Common Stock to be issued in the Exchange Offer, assuming satisfaction of the Minimum Exchange Condition, to $40 million in aggregate principal amount and 3,658,500 shares, respectively, and to exclude the Junior Subordinated PIK Notes from the Exchange Consideration, and to increase the Purchase Price to $780 per $1,000 in aggregate principal amount of Secured Notes. The Special Committee then received an oral opinion from RPR that (i) the Restructuring Transaction, as proposed to be modified, was fair from a financial point of view to the holders of Common Stock and (ii) that the proposed increased Purchase Price was reasonably equivalent to the proposed modified Exchange Consideration. In rendering its opinion, RPR, among other things, reviewed the proposed modified terms of the Restructuring Transaction and reconsidered and updated the factors it had considered in rendering its previous opinion. The Special Committee then unanimously approved recommending the modified Restructuring Transaction to the Board of Directors.

     On June 18, 1996, the Board of Directors met to consider the proposed modified Restructuring Transaction. The Board reviewed the transaction, the status of this Offer and the state of discussions with the Steering Committee, CM Strategic and other potential Exchanging Noteholders. The Special Committee provided its recommendation of the modified Restructuring Transaction to the Board of Directors. The Board then unanimously approved the modified Restructuring Transaction, with Mr. Boas abstaining due to the ownership of Secured Notes by his affiliate, CM Strategic. The Board reaffirmed the principal factors it identified in its approval of the Restructuring Transaction at its June 3, 1996 meeting. The Board also considered the impact of the modified Restructuring Transaction on the Business Plan, including the additional leverage and cash requirements, but concluded that the modified consideration provided the greatest opportunity for a successful restructuring without further negotiation.

     The Steering Committee has endorsed the modified terms of the Restructuring Transaction. To date, Secured Noteholders, including CM Strategic, SC Fundamental, IAT Reinsurance Syndicate, Ltd., Post Advisory Group, and Third Avenue Fund and other affiliates and associates of Martin J. Whitman, which hold $64.8 million in principal amount of Secured Notes (representing 64% of the Secured Notes outstanding), have advised the Company that they intend to exchange their Secured Notes in the modified Exchange Offer. However, pending announcement of the terms of the modified Restructuring Transaction, certain potential Exchanging Noteholders have not yet been contacted regarding the modified terms of the Exchange Offer.

                            SPECIAL CONSIDERATIONS

     The discussion in this subsection of the Offer to Purchase is hereby supplemented as follows:

MODIFIED RESTRUCTURING TRANSACTION

     The Special Committee recommended the modified terms of the Restructuring Transaction to the Board of Directors based, in part, upon the conclusion of RPR that the increased Purchase Price is reasonably equivalent to the modified Exchange Consideration. The report of RPR is attached hereto as Exhibit A. There can be no assurance, however, as to the actual value of the Exchange Consideration.

RECENT PRICES

     The Company believes bid prices for the Secured Notes since the Commencement Date have been in the range of $750 to $762.50 per $1,000 of principal amount. There can be no assurance that these bids are accurate indications of prices available to willing sellers. The Company believes such prices may not have been effectively available to non-institutional investors because of related transaction costs. On June 20, 1996, the closing bid quotation per share of Common Stock was $0.50. The foregoing Common Stock bid quotation is as quoted through the NASD OTC Bulletin Board and the National Quotation Bureau's Pink Sheets. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

CURRENT BUSINESS PLAN

     The Business Plan has been revised to give effect to the modified terms of the Restructuring Transaction. Additionally, the Business Plan has also been revised (i) based on the Company's discussions with potential lenders, to increase the assumed rate of interest on the Senior Secured Credit Facility,
(ii) to increase the transaction expenses incurred by the Company in connection with the Restructuring Transaction and (iii) to reflect the Company's present expectation of a positive contribution from operations for fiscal 1996 of approximately $4.9 million, due to higher than expected campground dues and lower campground operating expenses, partially offset by lower ancillary revenue programs. The revised Business Plan is attached as Exhibit B (the "Revised Business Plan"). The revised Business Plan should be read in its entirety in conjunction with the financial statements of the Company set forth in its Annual Report and Quarterly Report delivered with the Offer to Purchase, as it forms the primary assumptions upon which the Board of Directors and its advisors formulated the modified Restructuring Transaction. The Company's projected results under the Revised Business Plan are not historical, except in the case of the first three quarters included in fiscal 1996, and involve significant risks and uncertainties. The Company's future results of operations and financial condition may differ materially due to several factors, including but not limited to the Company's continued ability to control costs, its ability to implement its sales and marketing plan, the actual rate of decline in the campground membership base, the actual use of the campgrounds by members and guests, the actual timing and completion of planned asset sales, the actual collection experience of the Company's contracts receivable, future interest rates and the other factors affecting the Restated Business Plan as set forth in this Supplement, the Offer to Purchase and the Annual Report and Quarterly Report delivered with the Offer to Purchase. Accordingly, such projections are not necessarily indicative of the future performance of the Company and should not be regarded as representations that such results will be achieved.

                    TERMS OF THE RESTRUCTURING TRANSACTION

GENERAL

     The discussion in this subsection of the Offer to Purchase is hereby supplemented as follows:

     Under the terms of the modified Restructuring Transaction, the Company is seeking to exchange with the Exchanging Noteholders, each of whom will represent to the Company that it is an Accredited Investor, Secured Notes for a combination of cash, newly issued Senior Subordinated PIK Notes and Common Stock (the "Exchange Consideration"). Junior Subordinated PIK Notes have been eliminated from the Exchange Consideration. The Company is offering to purchase the remaining Secured Notes on the terms and conditions stated in the Offer to Purchase, as amended and supplemented by the Supplement and the related Letter of Transmittal.

EXCHANGE OFFER

     The discussion in this subsection of the Offer to Purchase is hereby supplemented as follows:

     Assuming that $81.3 million in principal amount of Secured Notes are exchanged in the Exchange Offer, Exchanging Noteholders will receive in the aggregate $32.5 million in cash, $40 million in principal amount of newly issued Senior Subordinated Pay-In-Kind Notes due 2003 (the "Senior Subordinated PIK Notes") and 3,658,500 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), representing approximately 50% of the outstanding Common Stock (after giving effect to the Restructuring Transaction). The aggregate Exchange Consideration will be exchanged in a ratio of $400 in cash, $492 in principal amount of Senior Subordinated PIK Notes and 45 shares of the Company's Common Stock for each $1,000 in principal amount of Secured Notes. Accrued interest of $60 per $1,000 of principal amount through July 15, 1996 will be paid in cash. For a description of the Senior Subordinated PIK Notes see "Terms of the Restructuring Transaction - Exchange Offer" in the Offer to Purchase.

     A significant potential Exchanging Noteholder has indicated that, in order to meet its internal requirements and participate in the Exchange Offer, a portion of the interest on the Senior Subordinated PIK Notes must be prepaid in cash. In order to meet this need, a portion of the $400 cash component of the Exchange Consideration will represent prepaid interest on the newly issued Senior Subordinated PIK Notes, and adjustments will be made to the Senior Subordinated PIK Notes to maintain economic equivalence to the Exchange Consideration as approved by the Board of Directors.

EFFECT ON STOCKHOLDERS

     The discussion in this subsection of the Offer to Purchase is hereby supplemented as follows:

     After giving effect to the modified Restructuring Transaction, assuming satisfaction of the Minimum Exchange Condition, holders of Common Stock who are not also Exchanging Noteholders receiving Common Stock would be reduced from approximately 40.0% of outstanding Common Stock to 20.1% of the outstanding Common Stock. Exchanging Noteholders would receive shares representing approximately 50% of the outstanding Common Stock. The beneficial ownership of CM Strategic, the Company's largest stockholder, will be reduced from approximately 45.5% to 38.1% of the outstanding Common Stock. See "Interests of Management and Others" in the Offer to Purchase.

     THE DESCRIPTION OF THE EXCHANGE OFFER AND OTHER REFERENCES TO THE EXCHANGE OFFER IN THE OFFER TO PURCHASE AND THE SUPPLEMENT ARE FOR INFORMATIONAL PURPOSES ONLY. SECURED NOTEHOLDERS WHO ARE POTENTIAL EXCHANGING NOTEHOLDERS HAVE BEEN CONTACTED PRIOR TO THE COMMENCEMENT DATE. NO OTHER SECURED NOTEHOLDERS WILL BE CONTACTED WITH RESPECT TO THE EXCHANGE OFFER. THIS OFFER DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE EXCHANGE CONSIDERATION TO BE ISSUED IN CONNECTION WITH THE EXCHANGE OFFER, WHICH WILL ONLY BE OFFERED OTHERWISE BY THE COMPANY TO THE EXCHANGING NOTEHOLDERS ABSENT REGISTRATION UNDER AND PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

                          SOURCE AND AMOUNT OF FUNDS

GENERAL

     The discussion in this subsection of the Offer to Purchase is hereby supplemented as follows:

     The maximum amount required by the Company to purchase the Secured Notes pursuant to this Offer, to consummate the Exchange Offer and to redeem the untendered and unexchanged Secured Notes, and for related fees and expenses, is approximately $58.4 million. The Company estimates that it will have available approximately $28.4 million from its working capital to be used in connection with the Restructuring Transaction. Since commencing this Offer, the Company has engaged in discussions with various lenders to secure the proposed Senior Secured Credit Facility, but has not yet received a commitment for such financing.

                      INTERESTS OF MANAGEMENT AND OTHERS

     The discussion in the third paragraph of this section of the Offer to Purchase is hereby supplemented as follows:

     After giving effect to the modified Restructuring Transaction, the 305,000 options outstanding under the Company's 1991 Employee Stock Incentive Plan, 1993 Stock Option and Restricted Stock Purchase Plan and 1993 Director Stock Option Plan will represent approximately 4.1% of such outstanding Common Stock.

                    HISTORICAL AND PRO FORMA CAPITALIZATION

     The discussion in this section of the Offer to Purchase is hereby amended and restated in its entirety as follows:

     The following table sets forth the historical capitalization of the Company at March 31, 1996 and the pro forma capitalization of the Company immediately following implementation of the modified Restructuring Transaction assuming it occurred on July 1, 1994, the first day of the most recent full fiscal year, and assuming satisfaction of the Minimum Tender Condition and Minimum Exchange Condition. This table should be read in conjunction with the pro forma financial data set forth in "Selected and Pro Forma Financial Data" of the Supplement. For a summary of the capitalization of the Company after giving effect to the Restructuring Transaction, see "Introduction - Summary Capitalization" of the Supplement.

                                                       MARCH 31, 1996
                                              --------------------------------
                                                  HISTORICAL     PRO FORMA
                                                  ----------    ------------
                                                  (UNAUDITED, IN THOUSANDS)
Secured Notes (due July 15, 1998;
 $18,599,000 currently redeemable on each of
  July 15, 1996 and 1997), gross                     $101,454
Secured Notes, discount (1)                            (8,163)
                                                     --------
Secured Notes, net                                     93,291
Senior Secured Credit Facility
Real estate mortgages (due through June 2009)           1,923      $  1,923
Senior Subordinated PIK Notes, at face                               48,030
Subordinated debt, FAS 15 (2)                                         1,341
                                                     --------      --------

Total Borrowings                                       95,214        51,294
                                                     --------      --------
Preferred stock, $.01 par value, 1,500,000 shares
  authorized, none issued and outstanding
Common Stock, $.01 par value, 15,000,000 shares
  authorized, 3,702,726 shares issued and outstanding,
  7,361,226 pro forma as adjusted (3)                      37            56
Additional paid-in capital                             17,549        19,381
Accumulated deficit                                   (41,138)      (28,640)
                                                     --------      --------
Total Stockholders' Deficit                           (23,798)       (9,203)
                                                     --------      --------

Total Capitalization                                 $ 71,539      $ 42,091
                                                     ========      ========

__________

(1) In accordance with generally accepted accounting principles, the Company recorded a discount to the principal amount of the Secured Notes when it issued them because the market yield on the Secured Notes significantly exceeded their stated interest rate. Each month the Company expenses a portion of this discount as interest expense.

(2) In accordance with generally accepted accounting principles, the Company will not record a gain on the Restructuring Transaction. Rather, the amount which would have otherwise been recorded as a gain will be recorded as a subordinated obligation which will be amortized over the estimated payout period of the obligation to reduce future interest expense on the Senior Subordinated PIK Notes issued in the Restructuring Transaction.

(3) Does not include warrants to purchase 484,835 and 10,087 shares of Common Stock at $4.24 and $1.62 per share, respectively, and options to purchase 305,000 shares of Common Stock under the Company's stock option plans at various prices.

                     SELECTED AND PRO FORMA FINANCIAL DATA

     The discussion in this section of the Offer to Purchase is hereby amended and restated in its entirety as follows:

     The pro forma financial data contained in this Offer to Purchase, as supplemented by the Supplement, gives effect to the modified Restructuring Transaction as if it had occurred as of the beginning of the periods presented. The pro forma balance sheet information contained in this Offer to Purchase, as supplemented by the Supplement, gives effect to the modified Restructuring Transaction as if it occurred on July 1, 1994, the first day of the most recent full fiscal year.

     The consummation of this Offer and the consummation of the Exchange Offer are conditioned upon each other. However, it is impossible to predict the exact aggregate principal amount of Secured Notes that may be tendered and accepted for payment in this Offer or exchanged in the Exchange Offer. Therefore, the Company cannot predict whether the consummation of the Restructuring Transaction will conform to the assumptions used in the preparation of the pro forma financial data. In analyzing the pro forma financial data and other information contained in this Offer to Purchase and the Supplement, Secured Noteholders should consider that the Restructuring Transaction as actually consummated could differ from the assumptions relating thereto. Notwithstanding the foregoing, the Company believes that the assumptions made with respect to such events provide a reasonable basis on which to present the pro forma financial data.

     THE PRO FORMA FINANCIAL DATA PRESENTED HEREIN DO NOT PURPORT TO REPRESENT WHAT THE COMPANY'S RESULTS OF OPERATIONS OR FINANCIAL POSITION WOULD HAVE BEEN HAD SUCH TRANSACTIONS IN FACT OCCURRED AT THE BEGINNING OF THE PERIODS OR TO PROJECT THE COMPANY'S RESULTS OF OPERATIONS IN ANY FUTURE PERIOD. THE PRO FORMA FINANCIAL DATA SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY, INCLUDING THE NOTES THERETO, INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE, AS SUPPLEMENTED BY THE SUPPLEMENT.

                            SELECTED FINANCIAL DATA
 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND SELECTED OPERATING DATA)

                                                                                                                       SIX
                                      NINE MONTHS ENDED                              YEARS ENDED                      MONTHS
                                          MARCH 31,                                   JUNE 30,                        ENDED
                            -------------------------------------  -----------------------------------------------
                                 1996         1996                     1995         1995                             JUNE 30,
                             PRO FORMA(1)    ACTUAL       1995     PRO FORMA(1)    ACTUAL       1994       1993        1992
                             ------------  ----------  ----------  ------------  ----------  ----------  ---------  ---------
STATEMENT OF OPERATIONAL
 DATA:
Total revenue                 $ 69,977      $ 69,977    $ 69,633    $ 91,546      $ 91,546    $100,922   $ 98,189    $ 54,310
Membership dues                 29,956        29,956      31,073      41,175        41,175      43,200     39,555      19,170
Other campground/resort
 revenues                       16,641        16,641      17,112      23,500        23,506      23,524     28,056      13,224
Membership and real estate
 sales                           2,798         2,798       3,159       4,228         4,228       3,975      4,427       6,442
Interest income                  3,981         5,146       7,536       8,147         9,935      12,202     16,345      11,780
Interest expense                 5,763        13,399      15,686       8,122        20,950      21,446     22,249      11,947
Income (loss) from
 operations before taxes,
 minority interest, and
 extraordinary item             11,321         4,771      (5,515)       (873)      (11,669)     (5,967)    (9,781)    (23,195)
Extraordinary gain on debt
 discharge                                     1,390                                               671      2,507
Net income (loss)               10,703         6,150      (5,730)     (1,355)      (11,920)     (6,046)    (7,582)    (21,737)
Dividends paid (4)
Earnings (loss) per share
 data:
 Earnings (loss) before
   extraordinary item             1.45          1.29       (1.55)      (0.18)        (3.22)      (1.81)     (2.73)      (5.88)

 Extraordinary item                             0.37                                              0.16       0.68
 Net income (loss)                1.45          1.66       (1.55)      (0.18)        (3.22)      (1.63)     (2.05)      (5.88)

BALANCE SHEET DATA
 (AT END OF PERIOD):
Cash and cash equivalents (6)    5,125        36,255      47,924       5,125        60,696      50,059     44,359      32,989
Receivables, net                15,541        15,541      22,295      18,698        18,608      32,585     57,731      93,442
Campground properties           46,524        46,524      50,863      51,327        51,327      49,330     47,939      49,582
Resort properties                2,977         2,977       6,116       5,736         5,736       5,612     11,252      11,578
Total assets                    78,310       110,331     137,548      89,180       135,886     148,164    170,067     196,788
Senior and Senior
 Equivalent Notes, net
Secured Notes, net                            93,291     114,282                   115,490     110,854    115,389     123,511
Senior Secured Credit
 Facility                                                             19,334
Senior Subordinated  PIK
 Notes (7)                      49,371                                46,539
Total long term debt, net       43,460        75,928      96,879      48,462        98,308     115,877    121,889     130,210
Stockholders' equity
 (deficit)                      (9,203)      (23,675)    (23,639)    (19,902)      (29,821)     17,912    (11,703)     (4,151)

STATISTICAL DATA
 (AT END OF PERIOD):
Campgrounds-
Number of operating
campgrounds                         58            58          60          60            60          62         65          69
Number of members              131,000       131,000     142,000     136,000       136,000     149,000    157,000     165,000
Average annual dues per
 member                       $    324      $    324    $    327    $    329      $    329    $    315   $    290    $    246
Average cost per camper
 night                          $17.95        $17.95      $20.29      $19.69        $19.69      $18.36     $17.29      $16.55
Resorts-
Number of lot owners             1,100         1,100       5,200       5,100         5,100       5,000      5,100       5,000
Total timeshare weeks           32,000        32,000      32,000      32,000        32,000      32,000     32,000      32,000
Timeshare weeks available
 for sale                        1,700         1,700       1,700       1,700         1,700       2,100      3,300       4,200

                                                           PREDECESSOR ENTITY
                                                        ----------------------------
                                                          SIX MONTHS       YEAR
                                                            ENDED         ENDED
                                                           DEC. 31,      JUNE 30,
                                                           1991(2)       1991(3)
                                                          ---------     ---------
STATEMENT OF OPERATIONAL
 DATA:
Total revenue                                             $ 63,670      $ 20,754
Membership dues                                             20,345
Other campground/resort
 revenues                                                   13,401

Membership and real estate
 sales                                                      15,140
Interest income                                             12,090        20,165
Interest expense                                            13,578        15,361
Income (loss) from
 operations before taxes,
 minority interest, and
 extraordinary item                                          7,151        (8,495)
Extraordinary gain on debt
 discharge
Net income (loss)                                            6,278        (8,405)
Dividends paid (4)
Earnings (loss) per share data:                                 (5)           (5)
Earnings (loss) before
 extraordinary item
Extraordinary item
Net income (loss)

BALANCE SHEET DATA
 (AT END OF PERIOD):
Cash and cash equivalents (6)                               42,233         3,500
Receivables, net                                           119,318       137,023
Campground properties                                       58,552        54,199
Resort properties                                           12,530        12,632
Total assets                                               242,587       253,694
Senior and Senior
 Equivalent Notes, net                                                   150,675
Secured Notes, net                                         113,095
Senior Secured Credit
 Facility
Senior Subordinated  PIK
 Notes (7)
Total long term debt, net                                  120,150       163,842
Stockholders' equity
 (deficit)                                                  17,586        (5,003)

STATISTICAL DATA
 (AT END OF PERIOD):
Campgrounds-
Number of operating
 campgrounds                                                    69            69
Number of members                                          167,000       170,000
Average annual dues per
 member                                                   $    243
Average cost per camper
 night
Resorts-
Number of lot owners                                         4,900         4,900
Total timeshare weeks                                       32,000        32,000
Timeshare weeks available
 for sale                                                    4,400         4,600

(1) The pro forma information presented assumes the Restructuring Transaction occurred on July 1, 1994, the first day of the most recent full fiscal year.

(2) "Fresh Start Reporting" under the provisions of SOP 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," was reflected as of December 31, 1991, in the above balance sheet captions. As a result, the information for the years ended June 30, 1995, 1994 and 1993, and the six months ended June 30, 1992, was prepared as if the Company is a new reporting entity and a black line is shown to separate it from prior period information since it was not prepared on a comparable basis.

(3) The Company acquired NACO and Trails on June 30, 1991. The captions reflecting results of operations, therefore, do not include the operations of NACO and Trails for the year ended June 30, 1991. The assets, liabilities, and stockholders' equity (deficit) captions, however, reflect the consolidation of the Company, NACO and Trails as of June 30, 1991, and thereafter.

(4) The Company is prohibited from paying any cash dividends until the repayment of its secured and subordinated indebtedness.

(5) Income (loss) per share is not meaningful due to reorganization and revaluation entries and the issuance of a material amount of Common Stock in a stock split and bankruptcy reorganization. At June 30, 1995, there were 3,702,726 shares of Common Stock outstanding, compared with 1,000 shares immediately before the consummation of the reorganization on December 31, 1991. Outstanding warrants and stock options are excluded from the net loss per share computation as they would have reduced net loss per share, which is anti-dilutive.

(6) Cash held by the Company and its wholly owned subsidiaries, other than that required for operations, is generally deposited in accounts that are pledged for the benefit of the holders of the Secured Notes.

(7) In accordance with generally accepted accounting principles, the Company will not record a gain on the Restructuring Transaction. Rather, the amount which would have otherwise been recorded as a gain will be recorded as a subordinated obligation which will be amortized over the estimated payout period of the obligation to reduce future interest expense on the Senior Subordinated PIK Notes issued in the Restructuring Transaction.

                                  APPENDIX I
                                 DEFINED TERMS

     This appendix lists all of the defined terms in this Supplement and indicates the page on which this Supplement defines them.

DEFINED TERMS                                                              PAGE
Commencement Date.............................................................3
Common Stock..................................................................6
Company.......................................................................1
Exchange Consideration........................................................5
Letter of Transmittal.........................................................1
NASD..........................................................................2
Offer.........................................................................1
Offer to Purchase....................................................cover page
Purchase Price................................................................1
Revised Business Plan.........................................................5
Secured Notes.................................................................1
Senior Subordinated PIK Notes.................................................6
Soliciting Dealer.............................................................2
Supplement...........................................................cover page

                                                                       EXHIBIT A

          [Letterhead of Rauscher Pierce Refsnes, Inc. appears here.]


                                 June 18, 1996



Special Committee of the
 Board of Directors
USTrails Inc.
Suite 200
2711 LBJ Freeway
Dallas, Texas  75234

Gentlemen:

We understand that USTrails Inc. (the "Company") proposes to restructure its outstanding 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 (the "Secured Notes") through an offer to purchase for cash up to $20,161,000 aggregate principal amount of Secured Notes (the "Tender Offer") and an offer to exchange for cash and newly issued debt and equity securities certain other Secured Notes (the "Exchange Offer"), as more fully described in the Offer to Purchase dated June 5, 1996, as amended and supplemented by the Supplement to Offer to Purchase dated June 21, 1996. You have requested our opinion as to whether the consideration to be paid in the Tender Offer is reasonably equivalent to the consideration to be paid in the Exchange Offer.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Offer to Purchase, as amended and supplemented by the Supplement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and met with the Company's management to discuss the business and prospects of the Company. We have also considered certain financial and market data of the Company and such other information, financial studies, analyses and investigations and financial economic and market criteria as we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information. We have not made an independent evaluation or appraisal of the assets of the Company. With respect to the Company's financial projections, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company, and we express no opinion with respect to such forecasts or the assumption on which they are based. Our opinion is based upon circumstances existing and disclosed to us as of the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the consideration to be paid in the Tender Offer is reasonably equivalent to the consideration to be paid in the Exchange Offer.

                                            Very truly yours,



                                            /s/ Rauscher Pierce Refsnes, Inc.
                                            RAUSCHER PIERCE REFSNES, INC.

                                                                       EXHIBIT B



                        USTRAILS INC. AND SUBSIDIARIES
                                 BUSINESS PLAN
                       (REVISED TO REFLECT JUNE 21, 1996
                  MODIFICATION OF RESTRUCTURING TRANSACTION)

                        USTRAILS INC. AND SUBSIDIARIES
                                 BUSINESS PLAN
                       (REVISED TO REFLECT JUNE 21, 1996
                  MODIFICATION OF RESTRUCTURING TRANSACTION)


                               TABLE OF CONTENTS

ASSUMPTIONS................................................................B-3

FINANCIAL STATEMENTS

     Operating Statement...................................................B-8

     Balance Sheet.........................................................B-9

     Cash Flows Available.................................................B-10

                        USTRAILS INC. AND SUBSIDIARIES
                                 BUSINESS PLAN
                       (REVISED TO REFLECT JUNE 21, 1996
                  MODIFICATION OF RESTRUCTURING TRANSACTION)


                            SIGNIFICANT ASSUMPTIONS


GENERAL OVERVIEW

Set forth herein is the business plan (the "Business Plan") for USTrails Inc. and subsidiaries ("USTrails" or the "Company") for the fiscal years ending June 30, 1996 through June 30, 2001. Historical financial statements for the years ended June 30, 1994 and 1995 are also included. The Business Plan contemplates downsizing the Company to a level appropriate to a stable membership base, the collection of the remaining contracts receivable and the sale of non-core assets. Because the Company's membership base is declining at a significant rate, stabilization will require several years and sales significantly in excess of current levels. Moreover, the timing and amount of asset sales cannot be assured. As a consequence, the actual operating results achieved through implementation of the Business Plan are uncertain and may vary significantly from those set forth herein.

The Business Plan assumes that a restructuring (the "Restructuring") of the Company's 12% senior secured notes due 1998 (the "Secured Notes") is consummated on July 15, 1996. In the restructuring, holders of the Secured Notes will receive approximately $50 million in cash, $40 million in new senior subordinated pay-in-kind notes (the "Senior Subordinated PIK Notes"), and approximately 50% of the common stock of the Company, plus accrued interest ($6.1 million through July 15, 1996). Furthermore, the Business Plan assumes that the Company obtains a $40 million Senior Secured Credit Facility (the "Senior Secured Credit Facility") to fund future working capital needs and a portion of the cash payment to holders of the Secured Notes and pay related fees and expenses.

The Business Plan also assumes the Company pays interest on the Senior Secured Credit Facility at 10.75% per annum. For the first 4 years, interest on the Senior Subordinated PIK Notes at 12% per annum will be paid in additional Senior Subordinated PIK Notes (see also the "Senior Subordinated PIK Notes" assumption on page B-6). After 4 years interest on the Senior Subordinated PIK Notes will be paid in cash. Pro forma for the restructuring and the financing, the Company is assumed to have $5 million of cash on hand and $71 million of funded debt (including the $40 million of Senior Subordinated PIK Notes).

In addition, the Business Plan assumes that the Company continues to market and sell memberships similar to those introduced in the spring of 1995. These products, which allow purchasing members to select various access and usage levels based on their individual needs, appear to be well received by certain camping consumers. The Company's sales and marketing organizations and sales processes have been enhanced, so that the Company is now able to sell more memberships. Despite the increased membership sales assumptions, however, it is assumed that the membership base will continue to decline until the year 2000, as member attrition will continue due to the advanced age of the current membership base and other normal reasons.

An assumption is made for one major new product called the Cottage membership whereby ten-year memberships will be sold beginning in fiscal 1997. The Cottage membership entitles the purchasing member the right to a one-week per year rental in an upscale rental trailer, plus other amenities. It is projected that approximately 7,200 of these memberships will be sold between fiscal 1997 and 2001.

Other major assumptions provide that the Company will be able to continue reducing both operating expenses and general and administrative expenses as the membership base declines. These effects are partially offset by inflation which is projected to occur at a rate of 3% per annum.

The overall improvements in results projected in the Business Plan are in large part due to increased membership sales, ancillary revenues and the introduction of a profitable cottage program. If these individual improvements do not occur, the actual results will vary significantly from the Business Plan.

In addition, significant sales of non-core assets are included in fiscal 1997 through 2000. The sale of these non-core assets is subject to identifying buyers willing to pay appraised value, and to addressing the rights of members at the campgrounds projected to be withdrawn from the system and sold. The timing and amounts of these sales could also vary significantly from the Business Plan.

BACKGROUND

USTrails owns and operates one of the largest privately owned campground systems in the United States, with 58 campgrounds serving approximately 131,000 members as of March 31, 1996. The Company also manages timeshare facilities and owns certain real estate at eight full service resorts and provides a reciprocal use program for members of approximately 330 recreational facilities.

Over the past four years, the Company has focused on stabilizing operations by reducing costs, improving its overall services to members, and attempting to increase revenues from its existing membership base. During the last year and one-half, the Company has increased its sales and marketing efforts in order to replenish its membership base. The Company's current strategy is to continue to seek to improve its ongoing operations, enhance marketing efforts and determine the appropriate level at which ongoing operations should be continued. In this regard, the Company intends to down-size its business by implementing additional cost reduction measures as its membership base continues to decline. The Business Plan assumes that these cost reduction measures will include reduced service levels at certain campgrounds, decreased general and administrative expenses, and a reduction of the number of campgrounds in the system beginning in fiscal 1997. The Company's current strategy also includes efforts to dispose of assets not required for ongoing operations, such as land and other assets at the campgrounds and full service resorts.

SPECIFIC ASSUMPTIONS

DUES REVENUE AND MEMBERSHIP BASE
- --------------------------------
The Company's membership base has declined from 167,000 at December 31, 1991, to 131,000 at March 31, 1996 (22%), and the membership base is presently declining at the rate of approximately 8% per year. Through increased sales and marketing efforts, the Company believes that its declining membership base will stabilize by fiscal 1999 at a level substantially below the current level (approximately 117,000 members). In addition, the membership agreements generally permit the Company to increase annually the amount of each member's dues, subject to specified limitations. The Business Plan includes the following assumptions affecting dues revenue:

                             FISCAL        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL
                              1996          1997          1998          1999          2000          2001
                             ------        ------        ------        ------        ------        ------
# Members at Year-end        128,155       122,718       119,044       117,152        117,226      117,409
Average Dues at Year-end    $    336      $    346      $    356      $    367       $    378     $    389
Dues Revenue (in 000Os)     $ 39,548      $ 37,139      $ 36,854      $ 37,098       $ 37,954     $ 39,146

The Business Plan assumes the loss of members and dues revenue as a result of campground closures as the Company downsizes.

SALES AND MARKETING EFFORTS
- ---------------------------
In April 1992, new membership sales were suspended because the Company's sales program was operating at a loss and with negative cash flow. In the fall of 1992, the Company began to assist campground members desiring to sell their memberships in the secondary market, and in May 1994, began selling new campground memberships on a limited basis and testing new sales programs. Since that time, the Company has been testing membership sales programs and revising them based on results and its ongoing market research. Based on the results from the summer of 1995, the Company believes that it will be able to increase the level of membership sales in the future. The Business Plan anticipates that the sales program will generate a positive contribution by fiscal 1998. The following assumptions are made affecting sales revenue:

                            Fiscal       Fiscal        Fiscal        Fiscal        Fiscal        Fiscal
                             1996         1997          1998          1999          2000          2001
                            ------       ------        ------        ------        ------        ------
# Sales Units                3,005        4,454         6,054         7,949         10,030        10,795

Average Sales Price         $  873       $1,079        $1,141        $1,181        $ 1,223       $ 1,256

Sales Revenue (in 000's)    $2,624       $4,805        $6,907        $9,387        $12,263       $13,561

ANCILLARY CONTRIBUTION
- ----------------------
The Business Plan assumes that the ancillary revenue generated from the campground operations will increase steadily during the periods presented and that expenses will increase in a similar manner, maintaining a contribution margin during the period of between 47% and 49%.

CAMPGROUND OPERATING COSTS
- --------------------------
The Business Plan reflects a $4.1 million (10%) decrease in operating expenses during the period presented from fiscal 1995 levels, as a result of service reductions at certain campgrounds, campground closures and other operational changes, offset by inflation. The Business Plan assumes that the cost reduction measures will not materially impact the Company's ability to attract and retain members at the projected levels.

FULL SERVICE RESORTS AND RPI
- ----------------------------
The Company anticipates that its operations at the full service resorts will yield a positive contribution for the projected periods after fiscal 1997, primarily from the timeshare management operations, and that RPI will produce a positive contribution from its operations of $2.1 million for fiscal 1996, which steadily increases during the subsequent periods presented as the result of the introduction of a new program in fiscal 1997.

GENERAL AND ADMINISTRATIVE COSTS
- --------------------------------
The Company's general and administrative costs declined during fiscal 1994 and 1995, and are projected to decrease significantly in fiscal 1996 and 1997 over fiscal 1995 levels. Cost savings will be achieved primarily through head count reductions and other efficiencies realized in the various administrative departments and significant cost reductions in the area of receivables billings and collections in connection with the diminishing contracts receivable portfolio.

INTEREST INCOME
- ---------------
Interest income represents the interest earned on the contracts receivable portfolio as well as interest income earned on cash balances. As the majority of the Company's current new membership sales are not being financed, the Companys' portfolio of contracts receivable is rapidly diminishing. The Business Plan assumes that the outstanding gross balance of contracts receivable will decline to $2.7 million by fiscal 2001 from a gross balance of $35.4 million at June 30, 1995. The interest earned on the contracts receivable will in turn decrease, with interest income on the portfolio projected to decline from $7.4 million in fiscal 1995 to $744,000 in fiscal 2001. The Business Plan assumes the Company earns interest income on its cash balances at an annual rate of 4%.

SENIOR SUBORDINATED PIK NOTES
- -----------------------------

A significant potential exchanging noteholder has indicated that, in order to meet its internal requirements and participate in the exchange offer, a portion of the interest on the Senior Subordinated PIK Notes must be prepaid in cash. In order to meet this need, a portion of the cash component of the exchange consideration will represent prepaid interest on the newly issued Senior Subordinated PIK Notes, and adjustments will be made to the Senior Subordinated PIK Notes to maintain economic equivalence to the exchange consideration as approved by the Board of Directors.

The Restructuring meets the definition of a Troubled Debt Restructuring under Financial Accounting Standards Number 15 - "Accounting by Debtors and Creditors for Troubled Debt Restructurings" ("FAS 15"). Under FAS 15, no gain is recognized in a troubled debt restructuring; rather the amount that would have otherwise been recorded as a gain is recorded as a subordinated obligation which is amortized over the estimated payout period of the Senior Subordinated PIK Notes issued in the Restructuring to reduce future interest expense.

It is assumed that after the retirement of the Senior Secured Credit Facility, excess cash will be invested in the repurchase of Senior Subordinated PIK Notes.

ASSET SALES
- -----------
The Company believes that it is reasonably likely that it will be able to sell, without any material adverse effect from members rights, the five campgrounds held for disposition under the Business Plan, which have an appraised value of $2.3 million, and other unspecified campgrounds that are included for disposition in the Business Plan, which have an appraised value of $8.9 million, although there can be no assurance that these appraised values will be realized or that sales can be completed on the schedule projected in the Business Plan. However, some states, including California, Oregon, and Washington, have non-disturbance statutes that place limitations on the ability of the owner of a campground to sell or close, or a lienholder to foreclose a lien on, a campground. In certain states, these statutes permit the sale, closure or foreclosure if the holders of related memberships receive access to a comparable campground. The campground mortgages that secure the Secured Notes contain similar nondisturbance provisions. The impact of the rights of members under these laws and non-disturbance provisions is uncertain and could adversely effect the availability or timing of disposition opportunities or the ability of the company to realize recoveries from asset disposition.

INCOME TAX CONSIDERATIONS
- -------------------------
It is assumed that the Restructuring occurs outside a bankruptcy proceeding and does not involve a change in ownership under Section 382 of the Internal Revenue Code of 1986, as amended. However, if that is not the case and a change in ownership is deemed to have occurred, the Company's accumulated net operating losses ("NOLs"), which approximated $54 million as of June 30, 1995, would be diminished significantly or their annual utilization substantially limited.

If a change in ownership were to occur, the annual NOL usage limitation is calculated based on the fair value of the Company's stock immediately prior to the Restructuring. In this instance, the Company's NOLs would be virtually eliminated, with only a nominal annual amount available to be used over the 15-year carryforward period.

It should also be noted that NOL carryforwards can be utilized to shelter federal income taxes of the company and its subsidiaries, but are subject to additional limitations under various state laws; for example, the inability of a subsidiary company to utilize USTrails NOL carryforwards. Therefore, the Company projects that it will have to incur state income taxes based on its pre-tax income.

                                 USTRAILS INC.
                         BUSINESS PLAN BALANCE SHEETS
          HISTORICAL THROUGH JUNE 30, 1995, BUSINESS PLAN THEREAFTER
 (REVISED TO REFLECT JUNE 21, 1996 MODIFICATION OF RESTRUCTURING TRANSACTION)

                             (AMOUNT IN THOUSANDS)

                                      ACTUAL JUNE 30,                                 BUSINESS PLAN AS OF JUNE 30,
ASSETS                              1994        1995          1996         1997         1998        1999       2000        2001
- ------                           ---------   ---------     ---------    ----------   ---------   ---------  ---------   ---------
  Cash                           $ 50,059    $ 50,596      $ 33,526     $  5,125     $  5,125    $  5,125   $  5,125    $  5,125
  Restricted Cash                   1,225       1,629         2,963        2,963        2,963       2,963      2,963       2,963
  Contracts Receivable, gross      54,413      35,386        21,290       14,227       10,526       8,649      7,412       6,534
  Allowance for Doubtful
   Accounts                       (17,495)    (13,806)       (6,085)      (5,136)      (3,867)     (3,068)    (2,564)     (2,247)
  Other Allowances                 (4,333)     (2,882)       (1,855)      (1,272)        (886)       (697)      (612)       (551)
                                 ---------   ---------     ---------    ----------   ---------   ---------  ---------   ---------
     Contracts Receivable, net     32,585      18,698        13,350        7,819        5,773       4,884      4,236       3,736
  Campground Real Estate           15,997      15,331        13,362       12,994       12,805      12,541     12,198      12,198
  Resort Real Estate                2,853       1,352         1,352          962          962         962        962         962
  Buildings and Equipment, gross   36,148      40,441        38,746       40,728       41,915      44,000     46,141      48,941
  Accumulated Depreciation         (5,890)     (8,402)      (10,509)     (13,863)     (16,672)    (19,510)   (22,343)    (25,269)
                                 ---------   ---------     ---------    ----------   ---------   ---------  ---------   ---------
     Buildings and
      Equipment, net               30,258      32,039        28,237       26,865       25,243      24,490     23,798      23,672
  Land Held for Sale                6,854       8,341         6,820        4,736        3,229       1,844      1,764       1,764
  Dues and Accounts Receivable      3,546       3,017         1,268        2,212        2,223       2,234      2,292       2,292
  Inventories                       1,401       1,281         1,156        1,174        1,223       1,278      1,336       1,396
  Prepaid Expenses                    526         651         1,567          620          618         620        617         615
  Consent Fee, net                  1,512       1,089           647            -            -           -          -           -
  Other Assets                      1,368       1,862         3,525        4,403        5,180       5,734      6,298       6,783
                                 ---------   ---------     ---------    ----------   ---------   ---------  ---------   ---------

Total Assets                     $148,164    $135,886      $107,773     $ 69,873     $ 65,344    $ 62,675   $ 61,589    $ 61,506
                                 =========   =========     =========    ==========   =========   =========  =========   =========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
- ----------------------------------------------

Liabilities:
  Accounts Payable               $  3,215    $  3,740      $  1,216     $  1,874     $  1,924    $  1,974   $  2,024    $  2,024
  Accrued Wages                     3,023       4,212         3,389        2,889        2,889       2,889      2,889       2,889
  Accrued Liabilities               6,055       3,568         4,738        2,775        2,785       2,798      2,812       2,825
  Accrued Interest Payable          6,988       7,008         5,617            -            -           -          -           -
  Borrowings -
   Notes and Mortgages              5,503       4,753           940          504          306         139          -           -
   Senior Secured Credit Facility                                         13,309
   Subordinated Notes                                                     44,944       49,163      42,505     34,774      27,274
   Subordinated Notes - FAS 15                                             1,725        1,355         955        609         328
   Secured Notes                  127,421     127,421       101,454            -            -           -          -           -
   Discount on Secured Notes      (16,567)    (11,931)       (7,096)           -            -           -          -           -
                                 ---------   ---------     ---------    ----------   ---------   ---------  ---------   ---------
     Secured Notes, net           101,854     115,490        94,358            -            -           -          -           -
 Deferred Dues Revenues            18,414      18,622        17,631       17,631       17,631      17,631     17,631      17,631
 Other Liabilities                 12,024       8,314         7,024        6,525        6,128       5,705      5,420       5,115
                                 ---------   ---------     ---------    ----------   ---------   ---------  ---------   ---------
Total Liabilities                 166,076     165,707       134,913       92,176       82,181      74,596     66,159      58,086
                                 ---------   ---------     ---------    ----------   ---------   ---------  ---------   ---------
SHAREHOLDERS' EQUITY (DEFICIT):
  Removal of Debt                       -           -             -            -            -           -          -           -
  Common Stock                         37          37            37           56           56          56         56          56
  Additional Paid-in Capital       17,549      17,549        17,549       19,381       19,381      19,381     19,381      19,381
  Accumulated Earnings (Deficit)  (35,498)    (47,407)      (44,726)     (41,740)     (36,274)    (31,358)   (24,007)    (16,017)
                                 ---------   ---------     ---------    ----------   ---------   ---------  ---------   ---------
Total Shareholders' Equity
 (Deficit)                        (17,912)    (29,821)      (27,140)     (22,303)     (16,837)    (11,921)    (4,570)      3,420
                                 ---------   ---------     ---------    ----------   ---------   ---------  ---------   ---------

Total Liabilities & Shareholders'
  Equity (Deficit)               $148,164    $135,886      $107,773     $ 69,873     $ 65,344    $ 62,675   $ 61,589    $ 61,506
                                 =========   =========     =========    ==========   =========   =========  =========   =========

The accompanying assumptions are an integral part of these business plan balance sheets.

                        USTRAILS INC. AND SUBSIDIARIES
                      BUSINESS PLAN CASH FLOWS AVAILABLE
           HISTORICAL THROUGH JUNE 30, 1995, PROJECTIONS THEREAFTER
  (REVISED TO REFLECT JUNE 21, 1996 MODIFICATION OF RESTRUCTURING TRANSACTION)

                            (Amounts in thousands)

                                        Actual June 30,                      Business Plan for the Year Ending June 30,
                                    ----------------------      -------------------------------------------------------------------
                                      1994         1995           1996        1997        1998        1999        2000        2001
                                    ---------    --------       --------    --------    --------    --------    --------    --------
CASH FLOWS PROVIDED BY (USED IN)
 OPERATING ACTIVITIES:
  Income (loss) from operations     $ 1,375     ($ 3,682)       $ 4,867     $ 6,428     $ 7,731     $ 8,493     $10,528     $11,566
  Depreciation                        2,457        2,591          2,702       2,635       2,658       2,789       2,808       2,901
  Capital expenditure - campground
   operations                        (1,806)      (4,881)        (2,115)     (2,300)     (2,300)     (2,800)     (2,800)     (2,800)
                                    --------    ---------       --------    --------    --------    --------    --------    --------
Net Cash Provide By (Used In)
 Operations                           2,026       (5,972)         5,454       6,763       8,089       8,482      10,536      11,667
  Principal collections on
   contracts receivable              26,256       16,678         11,521       6,052       3,990       3,503       3,414       3,422
  Processing fees                     1,501        1,044            825         750         688         641         400         400
  Interest income on contracts
   receivable                         8,741        5,732          3,611       2,273       1,453       1,106         903         754
                                    --------    ---------       --------    --------    --------    --------    --------    --------
                                     36,498       23,454         15,957       9,075       6,131       5,250       4,717       4,576

  Proceeds from asset sales          10,294        1,130          7,048       7,420       4,964       3,238       2,241           -
  Principal payments on notes
   and mortgages                     (2,280)        (750)        (1,178)       (436)       (198)       (167)       (139)          -
  Interest payments on notes
   and mortgages                       (822)        (590)          (311)       (122)        (70)        (45)        (35)          -
  Interest income on cash balances                                               99          99          99          99          99
  Other, net                         (5,933)      (1,452)        (6,033)     (2,743)     (2,607)     (3,266)     (3,414)      3,491
                                    --------    ---------       --------    --------    --------    --------    --------    --------

Cash Available Before Debt
 and Taxes                           39,783       15,820         20,937      20,056      16,408      13,591      14,005      12,851
                                    --------    ---------       --------    --------    --------    --------    --------    --------

  Repurchases of Secured Notes       (8,000)           -         (5,233)          -           -           -           -           -
  Payment of consent fees to
   Secured Noteholder                (1,610)           -              -           -           -           -           -           -
  Mandatory redemption of
   Secured Notes                          -            -        (18,599)          -           -           -           -           -
  Redemption - Secured Notes              -            -              -     (49,812)          -           -           -           -
  Proceeds from Senior Secured
   Credit Facility                        -            -              -      30,000           -           -           -           -
  Payment of Senior Secured
   Credit Facility                        -            -              -     (16,691)    (13,309)          -           -           -
  Payment of Subordinated Notes           -            -              -           -      (1,336)    (12,734)    (12,985)     (7,500)
  Interest paid on Secured Notes    (16,976)     (15,283)       (14,175)     (6,088)          -           -           -           -
  Interest paid on Senior Secured
   Notes                                  -            -              -      (2,884)     (1,145)       (108)       (108)       (108)
  Interest paid on Subordinated
   Notes                                  -            -              -           -           -           -           -      (4,298)
  Fees and expenses on restructuring      -            -              -      (2,500)          -           -           -           -
  State income taxes                                                           (482)       (618)       (749)       (912)       (945)
  Trails acquisition                 (7,497)           -              -           -           -           -           -           -
                                    --------    ---------       --------    --------    --------    --------    --------    --------

INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                     5,700          537        (17,070)    (28,401)          -           -           -           -

CASH AND CASH EQUIVALENTS:
  Beginning of year                  44,359       50,059         50,596      33,526       5,125       5,125       5,125       5,125
                                    --------    ---------       --------    --------    --------    --------    --------    --------
  End of year                       $50,059     $ 50,596        $33,526     $ 5,125     $ 5,125     $ 5,125     $ 5,125     $ 5,125
                                    ========    =========       ========    ========    ========    ========    ========    ========

The accompanying assumptions are an integral part of these business plan cash flows.

                        USTrails Inc. and Subsidiaries
                      Business Plan Operating Statements
          Historical through June 30, 1995, Business Plan Thereafter
  (Revised to Reflect June 21, 1996 Modification of Restructuring Transaction)

                            (Amounts in thousands)

                                        Actual June 30,                  Business Plan for the Years Ending June 30,
                                   ----------------------- -----------------------------------------------------------------------
                                      1994        1995        1996        1997        1998        1999        2000        2001
                                   ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
Campground Operations
  Membership dues                    $43,200     $41,175     $39,548     $37,139     $36,854     $37,098     $37,954     $39,146

  Ancillary revenues                  13,529      15,411      14,650      16,348      17,015      17,816      18,711      19,486
  Cost of Ancillary Revenues          (7,643)     (8,148)     (7,409)     (8,463)     (8,895)     (9,403)    (10,008)    (10,392)
                                   ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                       5,886       7,263       7,241       7,885       8,120       8,413       8,703       9,094
  Operating expenses                 (37,880)    (40,163)    (34,890)    (32,954)    (33,559)    (34,269)    (35,024)    (36,069)
                                   ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
Contribution Before Sales &
  Marketing                           11,206       8,275      11,899      12,070      11,415      11,242      11,633      12,171
                                   ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------

  Sales                                1,457       1,780       2,624       4,805       6,907       9,387      12,263      13,561
  Selling expenses                    (1,583)     (1,985)     (2,877)     (3,078)     (4,021)     (5,281)     (6,629)     (7,242)
  Marketing expenses                  (1,282)     (3,639)     (1,301)     (2,288)     (2,757)     (3,532)     (3,986)     (4,195)
                                   ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
        Net Sales                     (1,408)     (3,844)     (1,554)       (561)        129         574       1,648       2,124

  Cottage membership operations            -           -           -         406       1,215       1,737       2,034       2,271
                                   ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
Contribution from Campground
  Operations                           9,798       4,431      10,345      11,915      12,759      13,553      15,315      16,566
                                   ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------

  Full service resorts, net             (142)        465                    (101)        423         450         579         596
  RPI, net                             2,231       2,118       2,273       2,367       2,681       2,743       2,922       3,001
  General and administrative
    expenses                         (14,568)    (14,181)    (12,212)    (11,365)    (11,155)    (10,980)    (10,932)    (11,214)
  Other revenue                        4,056       3,485       4,461       3,612       3,023       2,727       2,644       2,617
                                   ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------

Operating Income (Loss)                1,375      (3,682)      4,867       6,428       7,731       8,493      10,528       11,566
                                   ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------

  Interest income                     12,202       9,935       6,797       3,606       2,598       2,127       1,628       1,494
  Interest expense                   (21,446)    (20,960)    (17,682)     (8,092)     (6,400)     (5,829)     (5,052)     (4,125)
                                   ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
    Net interest income (expense)     (9,244)    (11,025)    (10,885)     (4,486)     (3,802)     (3,702)     (3,424)     (2,631)
  Gain on asset sales                  5,544         658       4,036       4,024       2,155         874       1,159           -
  Restructuring charges               (3,313)       (637)       (800)     (2,500)          -           -           -           -
  Extraordinary gain on debt
    transactions                         671           -       1,390           -           -           -           -           -
  Enterprise bonus                         -           -        (795)          -           -           -           -           -
  Insurance reserves released              -           -         568           -           -           -           -           -
  Adjust receivable reserves               -           -       4,146           -           -           -           -           -
  State income taxes                       -           -         (72)       (482)       (618)       (749)       (912)       (945)
  All other                           (1,079)      2,763         231           2           -           -           -           -
                                   ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
Net Income (Loss)                    ($6,046)   ($11,923)     $2,686      $2,986      $5,466      $4,916      $7,351      $7,990
                                   =========== =========== =========== =========== =========== =========== =========== ===========

   The accompanying assumptions are an integral part of these business plan operating statements.

========================================  ======================================
 A Secured Noteholder desiring to tender
 some or all of its Secured Notes
 pursuant to this Offer should complete
 the related Letter of Transmittal in
 accordance with the instructions                      USTRAILS INC.
 therein and in the Offer to Purchase
 and then deliver it along with the
 certificates for such Secured Notes
 and any other required documents to
 the Depositary.  Alternatively a                     SUPPLEMENT TO
 financial institution may be able to               OFFER TO PURCHASE
 tender its Secured Notes pursuant to
 the book-entry transfer procedures set
 forth in the Offer to Purchase.  If a
 Secured Noteholder cannot deliver a
 Letter of Transmittal and its Secured
 Notes to the Depositary on or before                  DEPOSITARY:
 the Expiration Date such Secured
 Noteholder may tender its Secured
 Notes through the guaranteed delivery
 procedures set forth in the Offer to              FLEET NATIONAL BANK,
 Purchase.  The Company has not                       AS DEPOSITARY
 authorized the Depositary, the                 CORPORATE TRUST OPERATIONS
 Information Agent or any other person          777 MAIN STREET, CTMO 0224
 to give any information with respect              HARTFORD, CT  06115
 to this Offer other than the                   TELEPHONE NO. (860) 986-1271
 information set forth herein and in            FACSIMILE NO. (860) 986-7908
 the Offer to Purchase. Moreover under
 no circumstances shall the information
 set forth herein be considered correct
 or unchanged as of any date subsequent
 to the date hereof.  This Offer does
 not constitute an offer to purchase
 Secured Notes in any jurisdiction
 where such an offer would be illegal
 or otherwise prohibited.

           _________

     SUMMARY TABLE OF CONTENTS

                             PAGE              BY HAND DELIVERY IN NEW YORK:
                             ----
 Introduction...................1
 Background to this Offer.......3                 SHAWMUT TRUST COMPANY
 Special Considerations.........4                C/O FIRST CHICAGO TRUST
 Terms of the Restructuring                        COMPANY OF NEW YORK
  Transaction...................5            14 WALL STREET, 8TH FLOOR, WINDOW 2
 Source and Amount of Funds.....7                  NEW YORK, NY  10015
 Interests of Management and
  Others........................7
 Historical and Pro Forma                          INFORMATION AGENT:
  Capitalization................8
 Selected and Pro Forma                           HILL & KNOWLTON, INC.
  Financial Data................9                 466 LEXINGTON AVENUE
 Appendix I: Defined Terms....I-1                  NEW YORK, NY  10017
 Exhibit A: Opinion of Rauscher                TELEPHONE NO. (212) 885-0555
  Pierce Refsnes, Inc.........A-1                   OR (800) 755-3002
 Exhibit B: Revised Business
  Plan........................B-1


                                            SUPPLEMENT TO OFFER TO PURCHASE
                                                     JUNE 21, 1996

=======================================   ======================================